Exhibit 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact         Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

August 1, 2012

Vectren Corporation Reports Second Quarter 2012 Results
Guidance for 2012 Updated

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported second quarter 2012 net income of $25.6 million, or $0.31 per share, compared to net income of $15.1 million, or $0.19 per share, in the second quarter of 2011. Net income for the six months ended June 30, 2012, was $76.9 million, or $0.94 per share, compared to $59.7 million, or $0.73 per share, for the same period in 2011.

Summary results

•
Utility earnings were $20.1 million, or $0.24 per share, in the second quarter of 2012, compared to $16.3 million, or $0.20 per share, in 2011. Year to date, utility earnings were $76.1 million, or $0.93 per share, compared to $64.9 million, or $0.79 per share, in 2011.

•
Nonutility earnings were $5.7 million in the second quarter of 2012, compared to earnings of $1.7 million in 2011, excluding the results from Vectren Source (Source). Year to date in 2012, nonutility earnings were $0.9 million, compared to a loss of ($8.8) million in 2011, excluding the results from Vectren Source.

•
Source, Vectren's retail gas marketing business, was sold on Dec. 31, 2011. Source reported a seasonal second quarter loss of ($2.5) million in 2011 and earnings of $4.6 million in the first six months of 2011. Source earned $2.8 million for the full year.

“Our results for the first half of 2012 significantly exceeded the prior year results and our internal expectations. Our utility group continues to deliver based on the solid regulatory frameworks in place and the nonutility Infrastructure Services segment continues to beat our expectations given increasing demand and favorable construction conditions. While our consolidated results for the first half of the year were excellent, we do anticipate strong headwinds during the second half of the year, particularly in Coal Mining. As a result of the continued weakness in demand for coal, we are lowering our guidance for the 2012 year,” said Carl L. Chapman, Vectren's chairman, president and CEO.

2012 earnings guidance updated
Including an expected loss at ProLiance Holdings, LLC (ProLiance), consolidated earnings are now expected to be in a range of $1.65 to $1.85 per share. Previous guidance was $1.75 to $1.95 per share. As a result of continued focus on cost management, the company is increasing guidance related to its Utility Group and those results, including the impacts of the extreme heat through July in the electric service territory, are now expected to be within a range of $1.65 to $1.75 per share. Because of the expected continued weakness in demand for coal, the company is decreasing guidance related to the Nonutility Group, excluding ProLiance, to be in a range of $0.18 to $0.28 per share. This compares to previous guidance of $0.30 to $0.40 per share. Further, based on current market conditions and the uncertainty as to when the value of some of the now locked in seasonal spreads will be recognized, the company's expectation for its share of ProLiance's results for 2012 is estimated to be in a range of a net loss of ($0.13) to ($0.23) per share, a lowering of guidance by ($0.03) per share.
Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in earnings for 2012 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."
Utility Group discussion
The Utility Group is comprised of Vectren Utility Holdings, Inc.'s (VUHI) operations, which consist of the company's regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services to southwestern Indiana and includes the company's power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company's utility operations.

In the second quarter of 2012, the Utility Group earnings were $20.1 million compared to $16.3 million in 2011. In the six months ended June 30, 2012, the Utility Group earned $76.1 million, compared to the $64.9 million in 2011. Increased year-over-year results reflect the impacts of new electric base rates implemented on May 3, 2011 and lower interest expense. As a result of refinancing two utility related long-term debt issues during the very low interest rate environment, Vectren expects that its annual 2012 interest expense related to its utility operations will be approximately $8 million lower than that reflected in 2011.

Gas Utility Services
The Gas Utility Services operating segment, which is comprised of Vectren's Indiana North and South gas operations and Vectren Ohio, earned $1.3 million in the second quarter of 2012, and $38.8 million in the six months ended June 30, 2012. Results for the two periods in 2012 were similar to 2011. With rate designs that substantially limit the impact of weather on margin, temperatures that were 71 percent of normal in Indiana and 82 percent of normal in Ohio during the peak winter heating season had a significant impact on volumes sold but only a slightly negative impact on margin.

Following is more detailed information related to the earnings from gas utility operations for the three and six months ended June 30, 2012. Identified items are presented after the impact of income taxes.

		Year to
(millions)	Quarter	Date
2011 Gas Utility Earnings	2.1	38.3

Weather impact on small customers	—	(0.4)
Return on bare steel / cast iron & distribution riser replacement investments	0.4	0.8
Other margin impacts by reduced weather-related volumes and lower gas costs	(0.4)	(1.0)
Lower interest expense	1.0	2.0
Depreciation and all other	(1.8)	(0.9)
	(0.8)	0.5

2012 Gas Utility Earnings	$1.3	$38.8

Electric Utility Services
The Electric Utility Services operating segment is comprised of Vectren South's electric distribution business and includes the company's power generating and wholesale power operations. Electric operations earned $17.2 million in the second quarter of 2012, compared to $13.6 million in 2011. In the first half of 2012 earnings were $32.8 million, compared to $22.3 million in the prior year. Improved results in 2012 reflect increased electric margin, primarily from base rate changes, and lower operating and interest costs.

Following is more detailed information related to the earnings from electric utility operations for the three and six months ended June 30, 2012. Identified items are presented after the impact of income taxes.

		Year to
(millions)	Quarter	Date
2011 Electric Utility Earnings	13.6	22.3

Weather impacts from mild winter weather, offset by warmer cooling weather	1.0	(1.1)
Margin from base rate changes effective May 3, 2011	1.4	5.9
Large customer margin	0.7	1.2
Lower operating expenses, excluding pass through expenses	1.7	3.6
Lower interest expense	0.4	0.9
All other	(1.6)	—
	3.6	10.5

2012 Electric Utility Earnings	17.2	32.8

Weather impacts
Electric results, which are not protected by weather mechanisms, were positively impacted in the second quarter of 2012 as a result of extremely warm cooling weather. Such impacts have partially offset first quarter negative impacts from the mild winter. In the second quarter of 2012 cooling temperatures were 146 percent of normal; this compares to the second quarter of last year when cooling temperatures were 124 percent of normal. In the second quarter of 2012, the increase to electric margin compared to normal temperatures was estimated to be $3.3 million and $1.6 million compared to the prior year second quarter. In 2012, first quarter winter heating weather was 29 percent warmer than normal. On a year to date basis, the impact of weather is essentially flat compared to normal temperatures and weather-related margin impacts compared to the prior year are estimated to be unfavorable ($1.8) million.

Other operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer billing systems and the customer contact center, as examples. In the second quarter of 2012, earnings were $1.6 million compared to $0.6 million in 2011. In the six months ended June 30, 2012, earnings from these operations were $4.5 million compared to $4.3 million in 2011. The second quarter of 2011 includes a $1.4 million unfavorable tax adjustment.

Nonutility Group discussion
All amounts included in this section are after tax. Results reported by business group are net of nonutility group corporate expense.

During the 2012 second quarter, earnings from Nonutility operations were $5.7 million compared to a loss of ($0.8) million in 2011. In the first half of 2012, the Nonutility Group earned $0.9 million, which compares to a net loss of ($4.2) million in 2011, or ($8.8) million, excluding the results from Source in 2011.

Infrastructure Services
Infrastructure Services provides underground construction and repair services through Miller Pipeline (Miller) and Minnesota Limited, which was acquired on March 31, 2011.

Earnings from Infrastructure Services' operations for the three months ended June 30, 2012 were $8.4 million, compared to $2.1 million in 2011. For the six months ended June 30, 2012, earnings were $11.4 million compared to a loss of ($0.8) million in the prior year. Both the quarter and year to date increases in earnings reflect increased demand across all infrastructure business areas and the warm, dry weather that has resulted in favorable construction conditions throughout the entire first half of 2012. Revenues year to date in 2012 were $267 million. These operations had year to date revenues in 2011 of $163 million, including $21 million from Minnesota Limited prior to its acquisition on March 31, 2011. While favorable weather may have caused some annual utility capital expenditure budgets to be advanced earlier in the year, construction activity generally is expected to remain strong in 2012 and beyond as utilities and pipeline operators continue to replace their aging natural gas and oil infrastructure and as the need for shale gas and oil infrastructure becomes more prevalent.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through Energy Systems Group (ESG).

During the second quarter of 2012, Energy Services operated at break-even compared to earnings of $0.7 million in the prior year's second quarter. Energy Services' operations contributed a loss of ($1.7) million during the six months ended June 30, 2012, compared to a loss of ($0.7) million in 2011.

The lower results in 2012 primarily reflect reduced revenues, which indicates some near term slowing in demand for performance contracting projects due to current budgetary constraints on municipal and state customers. As of June 30, 2012, performance contracting backlog was $99 million compared to $82 million on December 31, 2011, $118 million at December 31, 2010, and $140 million on June 30, 2011. The national focus on energy conservation, renewable energy and sustainability is expected to create favorable conditions for long-term growth. ESG placed its first “build and own” anaerobic digester project into service in the first quarter of 2012. Two additional anaerobic digester projects were recently placed into service. The company continues to add to its employee base and footprint to position the company for long-term growth in this sector.

Coal Mining
Coal Mining mines and sells coal to the company's utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc.

During the second quarter of 2012, Coal Mining earned $2.5 million, compared to earnings of $8.5 million in the prior year's second quarter. Coal Mining earned $2.2 million year to date in 2012, compared to earnings of $10.1 million year to date in 2011. Results were anticipated to be lower in 2012 due to reduced pricing for customers associated with contracts that had price reopener clauses effective for 2012. However, results in 2012 have also been impacted by lower than expected sales due to the mild winter heating weather. In addition, results were negatively impacted by lower productivity at the Prosperity mine and higher mining costs resulting from a thin coal seam and other unfavorable mining conditions. These increased costs offset very favorable cost per ton results at Oaktown during the periods. The cost environment is very favorable at Oaktown but has been impacted by the demand-driven reduction in production. Coal sales year to date in 2012 were 2.1 million tons compared to 2.5 million tons last year. Through the six months ended June 30, 2012, Coal Mining segment revenues were $118 million, a $22 million decrease compared to 2011. The revenue decrease in the second quarter was $11 million.

Vectren Fuels continues negotiations with a number of customers regarding sales in 2012 and beyond. Coal sales in 2012 are now estimated at 4.2 million tons, inclusive of expected spot sales of approximately 0.3 million tons. The impact of reduced demand for coal may result in a loss from Coal Mining operations for the year ended December 31, 2012. The company is continuing steps to lower production to match the current demand. However, long term, reduced volumes from Central Appalachia due to increased regulation and the large number of scrubbers to be installed throughout the United Sates, including the Midwest, should drive strong demand for Illinois Basin coal.

Energy Marketing
Energy Marketing is comprised of the company's gas marketing operations, energy management services and retail gas supply operations. The Energy Marketing group consists of the company's investment in ProLiance. The company's former wholly-owned retail gas marketing subsidiary, Source, was sold on Dec. 31, 2011.

During the three months ended June 30, 2012, the company's share of ProLiance's losses were ($5.2) million, compared to a loss of ($9.2) million in 2011. Year to date in 2012, the company's share of ProLiance's results was a loss of approximately ($11.1) million, compared to a loss of ($16.7) million in 2011. The smaller losses primarily reflect the reduction in demand costs for both storage and transportation contracts, plus better optimization margins due to improved seasonal spreads and higher pipeline utilization rates.

Efforts to lower pipeline and storage demand costs continue. Through negotiations and by dropping some uneconomical contracts as they expire, pipeline transportation and storage costs have been lowered to approximately $55 million for all of 2012, compared to $73 million in 2011. In addition to these reductions, additional opportunities exist to renegotiate or drop contracts with annual demand costs of $22 million by 2015. The projected annual demand costs in 2013 are $45 million, or $10 million lower than 2012. At June 30, 2012, ProLiance had approximately $138 million of members' equity on its balance sheet, no long-term debt outstanding and borrowings of $24 million on its new two year $120 million short-term credit facility, which became effective in May 2012. Depressed market conditions continue, but the savings in demand costs and some increased seasonal spreads which has allowed ProLiance to lock in margins on 21 Bcf of gas for later delivery are expected to continue to reduce ProLiance's annual losses in 2012 compared to 2011.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on August 2, 2012
Vectren's financial analyst call will be at 3:00 p.m. (EDT), August 2, 2012, at which time management will discuss second quarter financial results and 2012 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2012 Second Quarter Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-looking statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements. Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren's ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints. Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts or other similar occurrences could adversely affect Vectren's facilities, operations, financial condition and results of operations. Increased competition in the energy industry, including the effects of industry restructuring and unbundling. Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases. Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight. Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations. Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments. Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense. Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks. Direct or indirect effects on the Company's business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries. The performance of projects undertaken by the Company's nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the Company's infrastructure, energy services, coal mining, and energy marketing strategies. Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access coal reserves. Factors affecting the Company's investment in ProLiance including natural gas price volatility and basis; the ability to lower fixed contract costs; and availability of credit. Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness. Risks associated with material business transactions such as mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions. Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws. Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren's filings with the Securities and Exchange Commission, including Vectren's 2011 annual report on Form 10-K filed on Feb. 16, 2012. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.